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EXHIBIT 21.   -  SUBSIDIARIES OF THE COMPANY


                                             Jurisdiction of
Subsidiary                                   Incorporation
----------                                   -------------

Nexell Therapeutics Inc.                     Delaware

VIMRX Genomics, Inc.                         Delaware

Innovir Laboratories, Inc.                   Delaware

VIMRX Holdings, Ltd.                         Delaware  (1)

Innovir (UK), Ltd.                           England  (2)

Innovir  GmbH                                Germany  (2)

Ribonetics GmbH                              Germany (2)


1.   Subsidiary of Innovir

2.   Subsidiary of VIMRX Holdings, Ltd.

All subsidiaries do business under their respective corporate names.